Exhibit 3.1

ARTICLES OF AMENDMENT

TO
RESTATED ARTICLES OF INCORPORATION OF

BANK FIRST NATIONAL CORPORATION

Pursuant to the provisions of Section 180.1003 of the Wisconsin Business Corporation Law, Bank First Corporation, a Wisconsin corporation (the “Corporation”), adopts the following Articles of Amendment to its Restated Articles of Incorporation:

FIRST: Article I of the Corporation’s Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

“ARTICLE I

NAME

The name of the corporation is “BANK FIRST CORPORATION (the “Corporation”).”

SECOND: Except as hereby expressly amended, the Restated Articles of Incorporation of the Corporation shall remain the same.

THIRD: The foregoing amendment was approved by the Board of Directors on June 18, 2019 and the shareholders of the Corporation on June 10, 2019 in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by a duly authorized officer of the Corporation on June 18, 2019.

BANK FIRST CORPORATION

By:	/s/Michael B. Molepske
	Name:	Michael B. Molepske
	Title:	President and Chief Executive Officer